Exhibit 21.1

CONCIERGE TECHNOLOGIES INC.

Subsidiaries of Registrant

June 30, 2019

Company Name                                                         Domicile or State of Incorporation

Brigadier Security Systems (2000) Ltd.                      Canada

Gourmet Foods, Ltd.                                                   New Zealand

Kahnalytics, Inc. dba/Original Sprout                        California

Wainwright Holdings, Inc.                                          Delaware